Exhibit 3.3

UNANIMOUS WRITTEN CONSENT

OF THE BOARD OF DIRECTORS OF

COLLAB Z INC.

The undersigned, constituting the Board of Directors (the “Board”) of Collab Z Inc. (the “Corporation”), pursuant to Section 78.1955 of the Nevada Revised Statutes do hereby consent to the adoption of, and hereby approve and adopt, the following resolutions,effective as of August 30, 2024:

AUTHORIZATION OF SERIES X PREFERRED STOCK

WHEREAS, the Corporation is proposing issuing YRQ Irrevocable Trust 5,000 shares of the Series X Preferred Stock of the Corporation (the “YRQ Irrevocable Trust Series X Preferred Issuance”);

NOW, THEREFORE, BE IT RESOLVED, that, the YRQ Irrevocable Trust Series X Preferred Issuance shall be adopted, ratified, confirmed, and approved in all respects.

SERIES X PREFERRED STOCK DESIGNATION

RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of the Articles of Incorporation of the Corporation, a series (the “Series X Preferred Stock”) of the class of authorized preferred stock, par value $0.001 per share, of the Corporation is hereby created and that the designation and number of shares thereof and the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as set forth in the form of Certificate of Designation, attached hereto as Exhibit A.

This Action by the members of the Board may be signed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument. This Action by members of the Board shall be filed with the minutes of the proceedings of the Board.

IN WITNESS WHEREOF, the undersigned, being all of the directors of the Corporation, consent hereto in writing, and direct that this instrument be filed with the minutes of proceedings of the Board of Directors of the Corporation.

/s/ Qian Wang
Name:	Qian Wang
Title:	Chairman

EXHIBIT A

CERTIFICATE OF DESIGNATION OF

COLLAB Z INC.

ESTABLISHING THE DESIGNATIONS, PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ITS SERIES X PREFERRED STOCK

On behalf of Collab Z Inc., a Nevada corporation (the “Corporation”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the “Articles of Incorporation”) and the provisions of Section 78.1955 of the Nevada Revised Statutes, there hereby is created, out of the ten million (10,000,000) shares of preferred stock, par value $0.001 per share, of the Corporation authorized by the Articles of Incorporation, Series X Preferred Stock, consisting of the five thousand (5,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

SECTION 1. DESIGNATION OF SERIES. Of such ten million (10,000,000) shares of Preferred Stock authorized, five thousand (5,000) shares are designated as Series X Preferred Stock (the “Series X Preferred Stock”).

SECTION 2. DIVIDENDS. The holders of the Series X Preferred Stock shall not be entitled to receive dividends paid on the Corporation’s common stock.

SECTION 3. LIQUIDATION PREFERENCE. The holders of the Series X Preferred Stock shall not be entitled to any liquidation preference.

SECTION 4. VOTING.

The holders of the Series X Preferred Stock will have the shareholder voting rights as described in this Section 4 or as required by law. For so long as any shares of the Series X Preferred Stock remain issued and outstanding, the holders thereof shall have the right to vote in an amount equal to 1,000 votes per share of Series X Preferred Stock. Except as otherwise required by law or the Articles of Incorporation, in respect of all matters concerning the voting of shares of capital stock of the Corporation, the common stock (and any other class or series of capital stock of the Corporation entitled to vote generally with the common stock) and the Series X Preferred Stock shall vote as a single class and such voting rights shall be identical in all respects.

SECTION 5. CONVERSION RIGHTS. The holders of the shares of Series X Preferred Stock shall not have any rights hereunder to convert such shares into, or exchange such shares for, shares of any other series or class of capital stock of the Corporation or of any other person.

SECTION 6. REDEMPTION RIGHTS. The shares of the Series X Preferred Stock shall be not be subject to redemption.

SECTION 7. NOTICES. Any notice required hereby to be given to the holders of shares of the Series X Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation.

SECTION 8. MISCELLANEOUS.

(a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) Except as may otherwise be required by law, the shares of the Series X Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Corporation on August 30, 2024.

COLLAB Z INC.

/s/ Qiaojun Lai
Name: Qiaojun Lai
Title: CEO

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